Exhibit 23

                        Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Liberty Financial Companies, Inc. of our report dated February 2, 1999, included in the 1998 Annual Report to Shareholders of Liberty Financial Companies, Inc.

Our audits also included the financial statement schedules of Liberty Financial Companies, Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-61511) pertaining to the Liberty Financial Companies, Inc. Savings and Investment Plan, in the Registration Statements (Form S-8 No. 333-61509 and Form S-8 No. 333-28073) pertaining to the Liberty Financial Companies Inc. 1995 Stock Incentive Plan, in the Registration Statement (Form S-8 No. 33-90626) pertaining to the Liberty Financial Companies, Inc. 1990 Stock Option Plan, 1995 Stock Incentive Plan and 1995 Employee Stock Purchase Plan, and in the Registration Statement (Form S-3 No. 333-20067 pertaining to the Liberty Financial Companies Inc. Dividend Reinvestment Plan of our report dated February 2, 1999, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) of Liberty Financial Companies, Inc.


                                            /s/ Ernst & Young

Boston, MA
March 23, 1999